Exhibit 99.3

301 Carlson Parkway, Suite 201 Minneapolis, MN 55305 (952) 258-2000

CONTACTS:
Provell, Inc. (NASDAQ: PRVL)
George S. Richards, Chairman, President & Chief Executive Officer
952.258.2000 www.provell.com

PROVELL, INC. ANNOUNCES VISA EXTENSION AS APPEAL IS CONSIDERED; FILES FOR 10-K EXTENSION

MINNEAPOLIS —April 1, 2002— Provell, Inc. (Nasdaq: PRVL) announced that it has received notice from Paymentech, L.P., its payment processor, that Paymentech has received notice from Visa USA, Inc. that Visa has extended its proposed date to disqualify the Company from participating as a merchant in the Visa program from April 4, 2002, as announced on March 7, to May 17, 2002.  During this time, Visa will consider the appeal that Paymentech filed on the Company’s behalf in March.  During the period of the extension, the Company may continue to process Visa billings pursuant to Visa USA operating guidelines.

Additionally, Provell announced today that it has filed a Form 12b-25, Notification of Late Filing, for its Annual Report on Form 10-K for the fiscal year ended December 31, 2001.  The Company is unable to determine with reasonable certainty the cash flow impact of the Company’s possible disqualification from the Visa program until its payment processor responds to the Company’s request to cease withholding additional cash reserves and to restructure the existing reserve agreement to provide for an alternative form of collateral, such as a permitted subordinated security interest in the Company’s membership renewal base.  The outcome of this uncertainty is material to the Company’s consolidated financial statements because absent a modification of the reserve agreement with its payment processor, the Company may be required to write-off its deferred tax asset in total due to the possibility that Arthur Andersen LLP, the Company’s auditor, might issue a going-concern opinion on its consolidated financial statements.  The Company plans to file its Form 10-K within the 15-day extension period to be timely under Rule 12b-25.

The Company anticipates reporting net revenue of $138.1 million and $135.9 million for the years ended December 31, 2001 and 2000, respectively. In addition, the Company expects to report an operating loss of $24.6 million, as compared to operating income of $27.8 million for the years ended December 31, 2001 and 2000, respectively. The Company continues to assess the realizability of its deferred tax asset while it works with its payment processor to revise the reserve agreement and is, therefore, unable to estimate its net income for 2001.

Provell, Inc., develops, markets and manages an extensive portfolio of unique and leading-edge membership and customer relationship management programs.  Members of the Company’s proprietary programs receive value-added benefits, insightful information, and exclusive savings opportunities on a wide range of related products and services in the areas of shopping, travel, hospitality, entertainment, health/fitness, finance, and affinity activities such as cooking and home improvement.  As of December 31, 2001, nearly 2.8 million consumers enjoyed benefits provided through Provell’s membership programs.  The Company was founded in 1986 and is headquartered in Minneapolis, Minnesota.

Any statements herein regarding the business of Provell, Inc. that are not historical facts are “forward-looking statements” and, therefore, involve uncertainties or risks that could cause actual results to differ materially.  These statements are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995.   Such forward-looking statements include the Company’s plans to file Form 10-K within the extension period; the anticipated net revenue and operating loss for 2001; and the continued ability of the Company to participate in the Visa program, which is dependent upon the success of the appeal.  Other factors are discussed in more detail in the Company’s most recent Annual and Quarterly Reports on Forms 10-K and 10-Q and the disclosures under the Sections entitled “Risk Factors” and “Recent Developments” in the Company’s Form S-3 Registration Statement (File No. 333-48776), and the Company’s current reports on Form 8-K.  The Company disclaims any obligation to update forward-looking statements.